Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-255585

PROSPECTUS SUPPLEMENT NO. 4
(to prospectus dated May 10, 2021)

PLBY GROUP, INC.
21,854,262 Shares of Common Stock Offered by Selling Stockholders

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 10, 2021 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of (i) up to 20,916,812 shares of common stock, par value of $0.0001 per share (“Common Stock”) of PLBY Group, Inc., a Delaware corporation (f/k/a Mountain Crest Acquisition Corp, or MCAC), issued to stockholders of Playboy (as defined in the Prospectus) upon consummation of the Business Combination (as defined in the Prospectus), (ii) up to 200,000 shares of Common Stock issued to Craig-Hallum Capital Group LLC and Roth Capital Partners LLC upon consummation of the Business Combination, (iii) up to 731,450 shares of Common Stock, which were originally issued by MCAC to Sunlight Global Investment LLC (the “Sponsor”) and were later distributed to Suying Liu and Dong Liu, who are members of the Sponsor, on October 2, 2020, and (iv) up to 6,000 shares of Common Stock issued to Nelson Haight, Todd Milbourn, and Wenhua Zhang for their serving as directors of MCAC before consummation of the Business Combination, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 9, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “PLBY.” On July 9, 2021, the closing price of our Common Stock was $35.18 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 13 OF THE PROSPECTUS AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 9, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2021
PLBY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39312	37-1958714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 424-1800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PLBY	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01    Change in Registrant’s Certifying Accountant.

On July 6, 2021, the Audit Committee (the “Audit Committee”) of the Board of Directors of PLBY Group, Inc. (“PLBY”) approved the engagement of BDO USA, LLP (“BDO”) as PLBY’s independent registered public accounting firm for the year ending December 31, 2021 and dismissed Prager Metis CPAs LLP (“Prager”) from that role. Accordingly, PLBY notified Prager that it had been dismissed as its independent registered public accounting firm as of July 6, 2021.

Prager served as the independent registered public accounting firm of Playboy Enterprises, Inc. (“Playboy”), prior to PLBY’s business combination with Playboy, which was consummated as of February 10, 2021 (the “Business Combination”). As was previously disclosed in a current report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 16, 2021, PLBY’s pre-Business Combination independent registered public accounting firm was replaced by Prager effective as of April 15, 2021, the filing date of PLBY’s Annual Report on Form 10-K for the year ended December 31, 2020.

Playboy was the accounting predecessor of PLBY pursuant to the Business Combination. Prager served as Playboy’s independent registered public accounting firm for the fiscal years ended December 31, 2020 and 2019. The audit reports of Prager on Playboy’s financial statements as of and for the years ended December 31, 2020 and 2019 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During Playboy’s fiscal years ended December 31, 2020 and 2019 and in the subsequent period through July 6, 2021, there were no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, promulgated under the Exchange Act of 1934, as amended, with Prager on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Prager, would have caused it to make reference to the subject matter of the disagreements in connection with its audit reports, nor were there any “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

PLBY has provided Prager with a copy of the foregoing disclosures and has requested that Prager furnish PLBY with a letter addressed to the SEC stating whether it agrees with the statements made by PLBY set forth above. A copy of Prager’s letter, dated July 9, 2021, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

    During the fiscal years ended December 31, 2020 and 2019, and the subsequent interim period through July 6, 2021, neither Playboy, or PLBY solely for the period from April 15, 2021 to July 6, 2021, nor anyone acting on their behalf has consulted with BDO with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the applicable financial statements of Playboy or PLBY, and neither a written report nor oral advice was provided to Playboy or PLBY that BDO concluded was an important factor considered by Playboy or PLBY, as applicable, in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

16.1	Letter from Prager Metis CPAs LLP to the SEC, dated as of July 9, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 9, 2021	PLBY GROUP, INC.

	By:	/s/ Chris Riley
	Name:	Chris Riley
	Title:	General Counsel and Secretary

Exhibit 16.1

July 9, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of PLBY Group, Inc. pertaining to our firm included under Item 4.01 of its Form 8-K filed on July 9, 2021. We agree with such statements as they pertain to our firm contained therein. We are not in a position to agree or disagree with any other statements contained therein.

Very truly yours,

/s/ Prager Metis CPAs LLP

Prager Metis CPAs LLP
El Segundo, California
July 9, 2021